EXHIBIT 99.1

Superior Uniform Group Announces First Quarter Operating Results

  Net Sales Increase 3.5%
  Net Earnings Increase 17.8%

SEMINOLE, Fla., April 21, 2011 (GLOBE NEWSWIRE) -- Superior Uniform Group, Inc. (Nasdaq:SGC), manufacturer of uniforms, career apparel and accessories, today announced that for the first quarter ended March 31, 2011, earnings were $598,922 or $0.10 per share (diluted) compared with $508,217 or $0.09 per share (diluted) reported for the quarter ended March 31, 2010. Net sales for the 2011 first quarter were $26,898,600 compared with 2010 first quarter sales of $25,979,862.

In making the earnings announcement, Michael Benstock, Chief Executive Officer, stated: "We are very pleased to report increases of 3.5% in our net sales and 17.8% in our net earnings in the first quarter. Our core business has solidified and we continue to reap the rewards of the significant improvements we have made to our cost structure over the last several years. We would be remiss if we did not acknowledge the uncertainty related to the shortage and skyrocketing prices of cotton and polyester, both of which are very important to our business continuity. We believe that we have taken reasonable precautions to mitigate the impacts of these unprecedented events. Additionally, as we previously announced, we launched our new division, everyBODY media® during the first quarter. Our operating results include approximately $325,000 of expenses associated with this new venture. We have received very favorable responses from the market relative to the concept and expect to begin seeing revenues from this division in the latter part of this year. Additionally, we are beginning to see significant growth in revenues from our near-shore call center business, The Office Gurus®. Net sales for the first quarter of 2011 were $576,000 compared to $68,000 in the prior year first quarter. We expect to continue to see accelerated growth in our call center vertical going forward. Our financial position remains very strong and continues to provide us with the ability to invest in new ventures such as everyBODY media® and The Office Gurus® as well as to continue to explore strategic acquisitions."

ABOUT SUPERIOR UNIFORM GROUP, INC.

Superior Uniform Group, Inc. (Nasdaq:SGC), established in 1920, is one of America's foremost providers of fine uniforms and image apparel. Headquartered in Seminole, Fla., Superior Uniform Group manages award-winning uniform apparel programs for major corporations nationwide.  Leaders in innovative uniform program design, global manufacturing and state-of-the-art distribution, Superior Uniform Group helps companies achieve a professional appearance and communicate their brands—particularly those in the healthcare, hospitality, food service, retail and private security industries. The company's commitment to service, technology, quality and value-added benefits, as well as its financial strength and resources, support customers' diverse needs while embracing a "Customer 1st, Every Time!" philosophy and culture. Superior Uniform Group is the parent company to The Office Gurus® and everyBODY media®.  For more information, call (800) 727-8643 or visit www.superioruniformgroup.com.

Statements contained in this press release which are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including without limitation, those identified in the Company's SEC filings, which could cause actual results to differ from those projected.

Comparative figures are as follows:

SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31,
(Unaudited)

	2011	2010

Net sales	$26,898,600	$25,979,862

Costs and expenses:
Cost of goods sold	17,047,681	17,048,374
Selling and administrative expenses	8,905,850	8,120,797
Interest expense	6,147	2,474
	25,959,678	25,171,645

Earnings before taxes on income	938,922	808,217
Income tax expense	340,000	300,000

Net earnings	$598,922	$508,217

Per Share Data:

Basic:
Net earnings	$0.10	$0.09

Diluted:
Net earnings	$0.10	$0.09

Cash dividends per common share	$0.135	$0.135

SUPERIOR UNIFORM GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

MARCH 31,
(Unaudited)

ASSETS
	2011	2010

CURRENT ASSETS:
Cash and cash equivalents	$1,888,926	$3,337,426
Accounts receivable and other current assets	27,517,775	21,532,975
Inventories	30,964,068	33,791,648

TOTAL CURRENT ASSETS	60,370,769	58,662,049

PROPERTY, PLANT AND EQUIPMENT, NET	9,354,258	10,894,889
OTHER INTANGIBLE ASSETS	3,472,341	1,199,700
DEFERRED INCOME TAXES	1,938,400	2,290,000
OTHER ASSETS	151,723	171,068

	$75,287,491	$73,217,706

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$5,672,752	$5,170,251
Other current liabilities	2,416,266	2,182,680

TOTAL CURRENT LIABILITIES	8,089,018	7,352,931

LONG-TERM PENSION LIABILITY	3,611,405	5,028,684
OTHER LONG-TERM LIABILITIES	770,000	705,000

SHAREHOLDERS' EQUITY	62,817,068	60,131,091

	$75,287,491	$73,217,706
CONTACT:  Superior Uniform Group, Inc.
          Andrew D. Demott, Jr., CFO
          (727) 803-7135